Exhibit 21.1
Subsidiaries of ViaSat

1.	ViaSat Worldwide Limited, a Delaware corporation.

2.	ViaSat China Services, Inc., a Delaware corporation

3.	ViaSat Australia PTY Limited, an Australian corporation

4.	ViaSat Canada Company, a Nova Scotia unlimited liability company

5.	ViaSat Europe S.r.l., an Italian limited liability company

6.	ViaSat India Pvt. Ltd., an Indian private limited company

7.	ViaSat Peru, S.R.L., a Peruvian entity

8.	ViaSat, Inc., Limitada, a Chilean LLP

9.	ViaSat Stimulus, LLC., a Delaware LLC

10.	Satellite Broadband ARRA Application, LLC., a Delaware LLC

11.	ViaSat-1 Holdings, LLC., a Delaware LLC

12.	JAST, S.A., a Swiss corporation

13.	ViaSat (IOM) Limited, an Isle of Man limited company

14.	IOM Licensing Holding Company Limited, an Isle of Man limited company

15.	ViaSat Satellite Ventures Holdings Luxembourg S.a.r.l., a Luxembourg private limited company

16.	ViaSat Satellite Ventures Holdings France SAS, a societe par actions simplifee.

17.	Softswitch LLC., a Delaware limited liability company.

18.	ViaSat Credit Corp., a Delaware corporation

19.	ViaSat Satellite Ventures, LLC., a Delaware limited liability company.

20.	VSV I Holdings, LLC., a Delaware limited liability company.

21.	VSV II Holdings, LLC., a Delaware limited liability company.

22.	ViaSat Satellite Ventures U.S. I, LLC., a Delaware limited liability company.

23.	ViaSat Satellite Ventures U.S. II, LLC., a Delaware limited liability company.

24.	ViaSat Credit, LLC., a Delaware limited liability company.

25.	WildBlue Holding, Inc., a Delaware corporation

26	WildBlue Communications, Inc., a Delaware corporation

27.	WB Holdings 1 LLC., a Colorado LLC

28.	WildBlue Communications Canada Corp., a Nova Scotia Canada Corp.